Exhibit 10.44
GRC Canyon Exploration Agreement

                                    AGREEMENT


THIS AGREEMENT ("Agreement") is made and entered into effective as of July 28, 2003, regardless of the dates upon which it actually is executed by the parties hereto, by and between GOLD RESOURCE CORPORATION, a Colorado corporation ("Gold Resource"), and CANYON RESOURCES CORPORATION, a Delaware corporation ("Canyon").

                                    RECITALS

A. Gold Resource owns the controlling shareholder interest in Don David Gold, S.A. de C.V., a mining corporation incorporated under the laws of the Mexican Republic ("Don David");

B. Don David has entered into an Exploration and Exploitation Agreement, dated October 14, 2002 (the "Exploitation Agreement") with Mr. Jose Perez Reynoso ("Concessionaire"), with respect to certain mining concessions (the "Concessions") that are owned by Concessionaire and that exist over the following lots (collectively, the "Lots"), situated in the Municipality of San Pedro Totolapan, State of Oaxaca, within the jurisdiction of the Mining Agency of Oaxaca, Oaxaca;

     Name of the Lot      Title N(0)        HS.       Type Of Concession
     ---------------      ----------        ---       ------------------

     LA TEHUANA           210029            925           Exploration

     EL AGUILA            206772           899.6          Exploration

     El AIRE              158272             72           Exploitation

     EL CHACAL            629627            375           Exploration


C. Gold Resource and Canyon wish to enter into this Agreement to provide a means whereby, upon providing certain funding, Canyon shall have the right to acquire an interest in a Sociedad de Responsabilidad Limitada (the "New SRL"), a limited liability corporation that would be organized under the laws of the Mexican Republic and jointly owned or controlled by Gold Resource and Canyon and to which Gold Resource would cause Don David to transfer its rights to the Concessions and the Exploitation Agreement, all as provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made and benefits to be enjoyed by the parties hereto, Gold Resource and Canyon hereby agree as follows:

     1. Canyon Loans to Gold Resource. As a precondition to acquiring an ownership interest in New SRL, Canyon shall loan Gold Resource a total of $500,000 to be provided in two installments, the first of which ("Installment 1") shall be optional in the amount of $200,000, and the second of which ("Installment 2") shall be optional in the amount of $300,000, and both of which shall be conditions precedent to Canyon's acquisition of an ownership interest in New SRL. The Installments shall be funded by Canyon by means of wire transfers to an account specified in writing by Gold Resource or by other means agreed upon by the parties.

          A. Installment 1: The $200,000 for Installment 1 shall be advanced by Canyon to Gold Resource in the following three sub-installments, the second two of which are optional. If Canyon fails to fund those two installments in their entirety, then Canyon shall not be entitled to any repayments of cash or to any stock of Gold Resource, and the Installment 1 loans shall be forgiven:

               (i)  Upon execution of this Agreement -- $50,000;

               (ii) On or before August 8, 2003 -- $50,000; and

               (iii) On or before September 8, 2003 -- $100,000.

          B. Installment 2: Within 45 days after Canyon's receipt of all assays from the drilling performed during the exploration work that is funded by the Installment 1 loan, Canyon shall notify Gold Resource in writing whether Canyon elects to provide the Installment 2 loan. If Canyon does not so elect, it shall cancel the Installment 1 loan, in consideration for which Gold Resource shall issue to Canyon four hundred thousand (400,000) shares of the common stock of Gold Resource, and this Agreement shall terminate, except as to the provisions of paragraph 4 below with respect to those shares. If Canyon elects to provide the Installment 2 loan, the $300,000 shall be advanced as follows:

               (i)  Upon Canyon's notice of election -- $100,000;

               (ii) On or before 30 days after Canyon's notice of Election --
                    $100,000; and

               (iii) On or before 60 days after Canyon's notice of Election --
                    $100,000.


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


          C. Use of Loan Proceeds: The Installment 1 loan proceeds shall be used to fund an exploration program as described more specifically on Exhibit A hereto. The Installment 2 loan proceeds shall be used to fund a program mutually approved in writing by Gold Resource and Canyon, which shall include continued drilling on the Lots and engineering pre-feasibility work.

     2. Canyon Election to Fund Additional $3,000,000. Within 90 days after completion of the drilling and engineering pre-feasibility work that is funded by the Installment to loan pursuant to paragraph 1.B. above, Canyon shall notify Gold Resource in writing whether Canyon elects to fund the next $3,000,000 in exploration and development costs with respect to the Lots and to incorporate New SRL, as provided in paragraph 3 below. If Canyon so elects, it shall enclose with its notice of election an initial payment of $100,000, which shall be retained by New SRL as a working capital deposit, which shall be in addition to funds to be provided by Canyon to meet quarterly cash calls for New SRL's programs and budgets, until Canyon has met its $3,000,000 funding condition. At that time, the $100,000 deposit, plus accrued interest thereon, shall be returned to Canyon; provided, however, that New SRL shall be entitled to draw upon the deposit to meet any funding shortfalls by Canyon while it is meeting its $3,000,000 funding condition. If Canyon does not so elect, it shall cancel both the Installment 1 and Installment 2 loans, in consideration for which Gold Resource shall issue to Canyon six hundred thousand (600,000) shares of the common stock of Gold Resource, and this Agreement shall terminate, except as to the provisions of paragraph 4 below with respect to those shares.

     3. Incorporation and Operation of New SRL. Promptly after Canyon's election to fund the next $3,000,000 as provided in paragraph 2 above, it and Gold Resource shall cooperate and, working with their respective Mexican counsel, shall incorporate New SRL, which shall be owned 50% each by Gold Resource and Canyon, or their respective Mexican subsidiaries. Promptly after incorporation of New SRL, Gold Resource shall cause Don David to transfer to New SRL all of Don David's right, title and interest in and to the Lots, the Concessions, the Exploitation Agreement and any other rights to property owned or controlled by Gold Resource or Don David within three (3) kilometers of the Lots. Gold Resource represents, warrants and covenants that, when Don David makes those transfers, those property interests and rights shall be free and clear of any liens or encumbrances (except for existing royalties, governmental obligations and ejito surface rights obligations), and shall be in good standing and in full force and effect, with all rentals and similar payments due thereunder current and paid in full. Canyon shall cancel the Installment 1 and Installment 2 loans in consideration for the following: (i) the 50% interest in New SRL; (ii) Don David's transfer of the above properties



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          and rights to New SRL; and (iii) the written agreement, to be incorporated into New SRL, providing that the sum of $170,000 shall be paid to Canyon or its designee out of the first net after-tax cash flow from any mining operations or sale of assets of New SRL.

          Gold Resource and Canyon agree that the organizational and governance documents of New SRL shall be prepared so as to accomplish the following:

          (a) The corporation shall be governed by a Board of Directors comprised of four members, two each appointed by Gold Resource and Canyon.

          (b) The Board of Directors shall meet at least quarterly in Denver, Colorado or other location mutually agreed upon by the parties.

          (c) All expenditures shall be made only in accordance with programs and budgets that have been approved by unanimous vote of the Board of Directors. If the Board of Directors cannot agree upon a program and budget within thirty (30) days after it has been submitted by either party, then a third-party technical expert, who shall reside or be based in Denver, Colorado, shall be selected promptly by mutual agreement of Canyon and Gold Resource and shall cast the tie-breaking vote.

          (d) Regarding the establishment of the programs and budgets by the Board of Directors, Canyon and Gold Resource agree that the overriding purpose of New SRL is to put the Lots into commercial production as soon as reasonably practicable, with the objective of maximizing the parties' return on their collective investments in the Lots, Concessions and Exploitation Agreement. It is also understood and agreed to that in the determination of any and all of the programs and budgets, such programs and budgets are to be in no way influenced, impacted or delayed by either party's inability or unwillingness to fund such budgets.

          (e) Canyon or its Mexican subsidiary shall be allocated all allowable tax deductions and credits attributable to expenditures of its initial $3,000,000.

          (f) If Canyon fails to fund any part of its $3,000,000 contribution in accordance with an approved program and budget, and if such failure is not cured within thirty (30) days after receipt of written notice from Gold Resource, Canyon shall transfer or cause



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               to be transferred to Gold Resource all shares of stock in New SRL that is owned by Canyon or its Mexican subsidiary, free and clear of any liens or encumbrances on those shares.

          (g) After Canyon has provided its $3,000,000 contribution, all subsequent expenditures shall be funded on a 50/50 basis by Gold Resource and Canyon or their respective Mexican subsidiaries.

          (h) If one party is unable or unwilling to fund its 50% share of expenditures that are due after Canyon has provided its initial $3,000,000 in funding, the other party shall have the right to fund the non-funding party's requirements. The funds so advanced on behalf of the other party shall be treated as a loan whose principal amount shall be 125% of the funds so advanced (the "Funding Loan") and shall be repaid, plus interest at 10% per year accruing from the date of expenditures, to the funding party, from 100% of cash flow that otherwise would be due to the non-funding party from mine operations or sale of assets of New SRL.

          (i) If a party is unable or unwilling to fund its 50% of required funds, and those funds are provided by the other (funding) party, as provided in paragraph 3(g) above, then during any period during which a Funding Loan or accrued interest thereon is outstanding, the funding party shall be deemed to have a controlling vote on decisions to be made by the Board of Directors of New SRL and that party also shall have operatorship of New SRL and its properties.

          (j) If either Gold Resource or Canyon wishes to sell its ownership interest in New SRL (or their respective Mexican subsidiaries that own any interests in New SRL), it shall so notify the other party in writing, and in that notice shall set forth a price, expressed in United States dollars, for which it offers to sell that interest. The other party shall have fourteen (14) days after receipt of the notice to provide the notifying party in writing of its election to accept the offer. If accepted, the parties shall be obligated to close the transaction within ten
               (10) days after that acceptance. If the other party does not accept that offer, the party wishing to sell its interest may do so to any party for that price or a higher price; but if it fails to complete such a sale within six (6) months after expiration of that 30-day period, the other party's first offer right shall be reactivated.


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     4.   Restrictions and Rights With Respect to Gold Resource Shares Owned by
          Canyon. The Gold Resource shares received by Canyon pursuant to paragraph 1.B or paragraph 2 shall be subject to the following restrictions and rights:

          (a) Those shares have not been registered for public sale, and Canyon shall be subject to applicable restrictions under the United States securities laws.

          (b) If Gold Resource wishes to issue additional shares, Canyon shall have a right of first offer, in accordance with the procedures set forth in paragraph 3(j) above, with respect to some or all of the those shares.

          (c) If Gold Resource issues shares in an initial public offering, then at that time, it shall cause all of the Golden Resource shares owned by Canyon or its subsidiaries to be registered for public sale.

     5. Relationship with Mexican Subsidiaries. Gold Resource and Canyon understand and agree that certain of the obligations set forth in this Agreement may of necessity have to be performed by their respective Mexican subsidiaries. By execution of this Agreement, Gold Resource and Canyon agree and covenant to each other that they shall have contractual responsibilities to perform those obligations, and they further agree to cause their respective Mexican subsidiaries to perform obligations undertaken by them in this Agreement, with the result that a breach of an obligation by their respective Mexican subsidiaries shall be deemed to be a breach by Gold Resource or Canyon, as applicable.

     6. Press Release: Gold Resource and Canyon each agree not to issue press releases or public statements regarding this Agreement, the operations contemplated hereby, or the results of those operations, without first exercising reasonable efforts to provide the other party with a copy of the proposed release or statement for its comments and suggestions reasonably in advance of the proposed release or statement.

     7.   General Provisions.

          (a) Notices: All notices that are required or permitted under this Agreement shall be in writing, and shall be addressed respectively as follows:



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               If to Gold Resource:     Gold Resource Corporation
                                        2201 Kipling Street, Suite 100
                                        Lakewood, Colorado  80215-1548
                                        Facsimile:  (303) 238-1724

               If to Canyon:            Canyon Resources Corporation
                                        14142 Denver West Parkway, Suite 250
                                        Golden, CO  80401
                                        Facsimile:  (303) 279-3772

               All notices shall be given: (i) by personal delivery to the other party, (ii) by electronic communication, capable of producing a printed transmission, (iii) by registered or certified mail, return receipt requested; or (iv) by overnight or other express courier service. All notices shall be deemed to be effective on the date of receipt at the address above if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either party may change its address by notice to the other participant pursuant to the procedures above.

          (b) Headings: The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          (c) Governing Law; Jurisdiction and Venue: Except for matters of title related to the Lots, the Concessions or the Exploitation Agreement or the formation or governance of New SRL, which shall be governed by the law of the Mexican Republic, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction. In the event that any judicial action is brought to enforce or interpret any provision of this Agreement, jurisdiction and venue shall be in state or federal court in Denver, Colorado.

          (d) Modification: No modification of this Agreement shall be valid unless made in writing and duly executed by both Gold Resource and Canyon.

          (e) Force Majeure: The obligations of a party hereto shall be suspended to the extent and for the period that its performance is prevented by any cause, whether foreseeable or other unforeseeable, beyond its reasonable control (but not the inability to fund). The affected party promptly shall give notice


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               to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

          (f) Further Assurances: Each of the parties hereto shall take, from time-to-time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement or carryout the intents and purposes of this Agreement.

          (g) Entire Agreement; Successors and Assigns: This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements and understandings between them relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

          (h) Counterparts: This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Gold Resource and Canyon be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one-and-the-same instrument.

IN WITNESS WHEREOF, Gold Resource and Canyon have executed this Agreement as of the date first written above.

                                      GOLD RESOURCE CORPORATION, a
                                      Colorado corporation

                                      By: /s/William W. Reid
                                          --------------------------------------
                                      Name: William W. Reid
                                      Title: President

                                      CANYON RESOURCES CORPORATION, a
                                      Delaware corporation

                                      By: /s/Richard H. De Voto
                                          --------------------------------------
                                      Name: Richard H. De Voto
                                      Title: President







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